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                                                                      EXHIBIT 99






FOR IMMEDIATE RELEASE
January 7, 1999
                                      CONTACT:          Philip A. Smitley
                                                        Assistant Vice President
                                                        and Controller
                                                        (706) 576-2836

                                                        Janice J. Kuntz
                                                        Fleishman-Hillard
                                                        (404) 659-4446


          CARMIKE CINEMAS, INC. PREPARES FOR GROWTH IN THE 21ST CENTURY Comments On Anticipated Fourth Quarter And Full-Year 1998 Results

COLUMBUS, Georgia - Carmike Cinemas, Inc. (NYSE: CKE) today announced that it is continuing its policy of positioning the Company for solid long-term growth. The strategy includes plans to open 382 new state-of-the-art screens featuring stadium seating and digital sound during 1999 and to retrofit approximately 75 screens with stadium seating and updated sound systems. To improve profitability, Carmike will close 28 older and underperforming locations.

Related to these theatre closures, the Company will recognize a restructuring charge of approximately $33 million in the fourth quarter ended December 31, 1998. Separately, in the fourth quarter of 1998, the Company identified impairments of asset values in the approximate amount of $37 million to $41 million at the theatres to be closed and at a number of its other theatres. These restructuring and impairment charges, aggregating approximately $70 million to $74 million (approximately $43 million to $45 million after income taxes), will be recognized in the fourth quarter of 1998. These charges consist of non-cash charges of approximately $37 million to $41 million and reserves for future cash expenditures of approximately $33 million.

Although the Company has not closed its books for the fourth quarter or completed its annual audit process, Carmike anticipates revenues for the fourth quarter to be approximately $118 million, up from $111.3 million for the same period in 1997. Fourth quarter 1998 EBITDA, net of the restructuring and impairment charges, is expected to be approximately $20 million to $21.3 million, compared with EBITDA of $18.9 million for the fourth quarter of 1997. Excluding the effect of these charges, the Company expects net earnings for the fourth quarter to be


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approximately $1.3 million to $1.8 million, or about $0.11 to $0.15 per diluted share, compared with net earnings of $2.1 million, or $0.18 per diluted share, for the fourth quarter of 1997. This decline in fourth quarter net earnings was primarily attributable to an increase in depreciation associated with the higher number of screens in service during the period, an increase in interest expense in the fourth quarter and lower theatre attendance in the month of December, as compared to the same periods in 1997, respectively.

For the full year ended December 31, 1998, Carmike expects revenues to be approximately $480 million, up from $458.6 million in 1997. Full-year EBITDA, net of the restructuring and impairment charges, is expected to be approximately $88.5 million to $89.5 million, compared with EBITDA of $89.1 million in 1997. The Company anticipates net income, excluding the effect of these charges, of approximately $14.2 million to $14.7 million, or approximately $1.22 to $1.26 per diluted share, compared with net income of $20.2 million, or $1.78 per diluted share, for 1997.

Michael W. Patrick, president and chief executive officer of Carmike, stated, "We are disappointed with the low attendance for December, even though the rest of fourth quarter attendance ran ahead of expectations." He added, "Carmike is pursuing growth opportunities in secondary markets and upgrading existing facilities to meet growing customer demand for state-of-the-art venues. The charge related to planned theatre closures is consistent with the industry trend of closing older, smaller multi-plexes. We believe that over time this strategy will result in increased growth and profitability."

Carmike Cinemas, Inc. is the nation's third largest motion picture exhibitor in terms of the number of screens operated, and operates 2,752 screens at 488 locations in 36 states.


Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the level of consumer spending, the strength of the motion picture and entertainment industry and the risks detailed from time to time in statements and reports which Carmike Cinemas, Inc. has filed with the Securities and Exchange Commission.